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                                                                    EXHIBIT 23.4





                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
eShare.com, Inc.

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 of divine, inc., covering the registration of 21,053,868 shares of its Class A common stock and associated rights to purchase Series A Junior Participating Preferred Stock, of our report dated April 16, 1999 (except as to Note 12, which is as of June 15, 1999), on the balance sheet of eShare.com, Inc. (formerly eShare Technologies, Inc.) as of December 31, 1998, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the year then ended, which report appears in the Form 8-K of divine, inc. dated October 29, 2001.




/s/ KPMG LLP
Melville, New York
December 14, 2001